Exhibit 30(n) – Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Statement of Additional Information dated April 25, 2022 and included in this Post-Effective Amendment No. 30 to the Registration Statement (Form N-6, No. 333-69431) of Select*Life Variable Account of ReliaStar Life Insurance Company (the “Registration Statement”).

We also consent to the use of our reports dated (a) March 28, 2022, with respect to the consolidated financial statements of ReliaStar Life Insurance Company and (b) April 25, 2022, with respect to the financial statements of Select*Life Variable Account of ReliaStar Life Insurance Company, for the year ended December 31, 2021, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, TX April 25, 2022